UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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QUALSTAR CORPORATION

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Qualstar Corporation, a California corporation (“Qualstar” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2013 Annual Meeting of Shareholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). Qualstar has not yet filed a preliminary proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2013 Annual Meeting.

Excerpts from the Form 10-Q for the Quarterly Period Ended March 31, 2013

Attached hereto as Exhibit 1 are excerpts from the Quarterly Report on Form 10-Q (the “Form 10-Q”) of Qualstar for the quarterly period ended March 31, 2013.  These excerpts from the Form 10-Q are being filed herewith because they comment on effects of an unsolicited partial tender offer commenced by BKF Capital Group, Inc. in January 2013 and subsequently terminated (the “BKF Tender Offer”), and of a purported advance notice of nomination sent to the Company by BKF Capital Group, Inc. stating an intent to nominate directors for election to the Company’s  Board of Directors (the “Board”), in opposition to the Board’s nominees, at the 2013 Annual Meeting of Shareholders.

Additional Information and Where to Find It

Qualstar, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Qualstar’s shareholders in connection with the 2013 Annual Meeting. Qualstar plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in Qualstar’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the SEC on September 21, 2012 (as amended with the filing of a Form 10-K/A on October 29, 2012), and in Qualstar’s definitive proxy statement for its 2012 Annual Meeting of Shareholders, filed with the SEC on February 13, 2012. To the extent holdings of Qualstar’s securities have changed since the amounts shown in the Form 10-K/A filed on October 29, 2012, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. In addition, copies of the proxy materials, when available, may be requested from Qualstar’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

EXHIBIT 1

 Excerpt from Risk Factors Included in Qualstar Corporation
Quarterly Report on Form 10-Q
for the Quarterly Period Ended March 31, 2013

[NOTES TO CONDENSED FINANCIAL STATEMENTS –
Note 14 – Shareholder Activism]

On January 17, 2013, BKF Capital Group, Inc., an entity controlled by Steven N. Bronson (“BKF” and, together with Mr. Bronson, the “BKF Group”), sent a purported advance notice of nomination (the “BKF Advance Notice of Nomination”) to the Company that the BKF Group intends to nominate six (6) directors for election to  the Company’s  Board of Directors (the “Board”), in opposition to the Board’s nominees, at the 2013 Annual Meeting of Shareholders.  The BKF Group is the beneficial holder of 2,292,220 shares of the Company’s common stock (approximately 18.7% of the Company’s outstanding common stock as of May 14, 2013).  In 2012, the BKF Group engaged in an unsuccessful proxy contest to remove all the members of our Board at a special meeting of shareholders and replace such members with their own nominees.

On January 30, 2013, the BKF Group commenced an unsolicited partial tender offer to purchase up to 3,000,000 shares of the Company’s common stock at a price of $1.65 per share on terms set forth on a Tender Offer Statement on Schedule TO filed by the BKF Group with the SEC (the “Partial Tender Offer”).  The BKF Group stated in the Schedule TO that it was pursuing the Partial Tender Offer for the purpose of, among other reasons, improving its prospects for the election of the BKF Group’s nominees to the Board at the 2013 Annual Meeting.  On February 5, 2013, the Company issued a press release stating that it had adopted a shareholder rights agreement intended to protect the Company and its shareholders from efforts to obtain control of the Company that the Board determines are not in the best interests of the Company and its shareholders. The Tender Offer was not consummated and was terminated by the BKF Group on February 11, 2013.

As a result of receiving the BKF Advance Notice, it is possible that the Company will be facing an opposing proxy solicitation (the “Potential Proxy Contest”) with respect to the election of directors at the 2013 Annual Meeting. Since receiving the Advance Notice, the Company has held various discussions with representatives of the BKF Group in an attempt to resolve the Potential Proxy Contest. As of the date hereof, no significant progress has been made in resolving the Potential Proxy Contest in a manner that the Company’s Board of Directors believes would be in the best interest of Qualstar’s shareholders.

If the Potential Proxy Contest ensues, or if we become engaged in a proxy contest with another activist shareholder, our business could be adversely affected because: (i) responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our Board and senior management from the pursuit of business strategies, which could adversely affect the Company's results of operations and financial condition; (ii) perceived uncertainties as to our future direction as a result of a proxy contest seeking control of the Company may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and (iii) if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our shareholders.

Costs incurred in the third quarter attributable to the ongoing Potential Proxy Contest, the now-terminated Partial Tender Offer and related activities, including fees of legal counsel, financial advisors and proxy solicitors, totaled approximately $640,000.  Due to the inherent uncertainty of the Potential Proxy Contest, we cannot identify the probable or estimable costs that will ultimately be incurred in connection with such matter.

[MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Excerpt]

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Bookings.

During the quarter, we booked $2.0 million in orders for storage equipment and services and $1.5 million in orders for N2Power power supplies.  Our storage bookings for the fiscal third quarter were negatively impacted by the Partial Tender Offer by the BKF Group in late January, as described above in Note 14 to the Condensed Financial Statements, which we observed to cause uncertainty and deferral of business opportunities among our resellers and end users.  Bookings for extended service were also negatively impacted by the US Government sequester, whereby in many instances only monthly rather than annual service agreements were booked.

Backlog.

At the end of the third quarter, we had a total backlog of $3.4 million, of which we believe $2.7 million is deliverable in the fourth quarter of the fiscal year.

Net Revenues.

Net revenues were $3.0 million for the three months ended March 31, 2013 compared with $4.6 million for the three months ended March 31, 2012, a decrease of $1.6 million, or 35.9%, caused by the change in revenue recognition for service revenue as we deferred $454,000 of such revenue, and by decreased bookings attributable to the Partial Tender Offer.

Power Supplies – Net revenues from power supplies were $2.0 million for the three months ended March 31, 2013 compared with $2.7 million for the three months ended March 31, 2012, a decrease of $0.7 million, or 26.7%.  The decrease in revenues was attributed to decreased demand by original equipment manufacturers in the network and telephony market and distributors due to inventory tightening and comparatively weak demand overall.  We have seen indications of improved demand.  During the quarter we secured 20 design wins for our power supply products which will drive revenue growth in future quarters as our customers launch their own new products.

Storage – Net storage revenues decreased to $1.0 million for the three months ended March 31, 2013 from $1.9 million for the three months ended March 31, 2012, a decrease of $0.9 million, or 48.8%.  Although we began to gain momentum in equipment sales in the second quarter, revenues decreased in the third quarter partly due to the interruption of new equipment bookings resulting from the Partial Tender Offer.  In addition service revenue recognized declined as we adopted a fully deferred revenue recognition model, described in Note 1.  As a result of this change, we deferred approximately $454,000 of service revenue which would have been recognized under the previous accounting treatment.  This revenue will now be fully recognized over the life of the respective service contracts.

Gross Profit.  Gross profit decreased to $0.9 million for the three months ended March 31, 2013 from $1.2 million for the three months ended March 31, 2012.   While gross profits were lower, gross margins increased to 29.5% of revenues from 25.8% in the comparative quarter of 2012.  This increase in gross margin was attributable to the restructuring of our operations and the outsourcing of storage manufacturing to CTS, but was partially reduced by the deferred revenue recognition on our service revenues.  Gross profit represents the difference between our net revenues and cost of goods sold. Cost of goods sold consists primarily of material cost, direct and indirect labor costs, manufacturing overhead, freight and packaging costs.

Engineering.  Engineering expenses increased by $158,000, or 22.7%, to $854,000 for the three months ended March 31, 2013 from $696,000 for the three months ended March 31, 2012. This increase was primarily attributed to wage, recruiting and consulting expenses as we added critical talent to our N2Power engineering team.  During the third quarter, the storage engineering team was dedicated to the manufacturing transition to CTS. Engineering expenses consist of wages and fringes, professional fees, and materials used in development activities.

Sales and Marketing.  Sales and marketing expenses increased by $395,000, or 87.6% to $846,000 for the three months ended March 31, 2013 from $451,000 for the three months ended March 31, 2012. The increase was primarily attributed to the addition of sales staff as we built our sales force on the storage side of the business, as well as the promotional and travel costs incurred by increasing our representation at trade shows.  We have also instituted sales incentive programs designed to enhance promotion of Qualstar products through our resellers.  We have also increased advertising and promotion for the N2Power business.  Sales and marketing expenses consist primarily of employee wages and fringes, and the costs of promoting our products through trade shows, advertising and travel related expenses.

General and Administrative.  General and administrative expenses increased to $1,576,000 for the three months ended March 31, 2013 from $644,000 for the three months ended March 31, 2012. Approximately $641,000 of this increase was attributable to proxy contest and tender offer costs, as discussed in the next paragraph. The remaining increase of approximately $292,000 was primarily attributed to increases in wages and fringes and professional fees.  General and administrative expenses include employee wages and fringes and professional fees.

Shareholder Activism Matters. Costs incurred in the third quarter attributable to the ongoing Potential Proxy Contest, the now-terminated Partial Tender Offer and related activities, including fees of legal counsel, financial advisors and proxy solicitors, totaled approximately $641,000.  Due to the inherent uncertainty of the Potential Proxy Contest, we cannot identify the probable or estimable costs that will ultimately be incurred in connection with such matter.  In an effort to resolve these matters, and dramatically reduce related costs, we have approached the BKF Group in an effort to settle these matters and avoid further costs and distractions of another proxy contest.

Restructuring Expense.  Since June 2012, the Company has undergone a major restructuring.  In the third quarter of fiscal 2013, the Company continued to implement its restructuring plan in part by reducing the size of the production facility in the storage segment, by eliminating the stockroom.  Such remaining materials were shipped to a bonded warehouse or sold to CTS.  This resulted in a further decrease in total square footage and restructuring charges of approximately $345,000 which were applied to the remaining contractual lease payments from March 2013 through December 2015 on the vacated portion of the facility.  We hired contractors and a moving company to expedite the moving process.  We reduced our workforce as CTS hired key manufacturing resources, and we paid our departing employees severance costs of approximately $76,000 in the third quarter of fiscal 2013.

Other Income.  Other income declined to $16,000 for the three months ended March 31, 2013 from $48,000 for the three months ended March 31, 2012 due to reduction of interest rates and a reduction of funds invested.

Provision for Income Taxes.  We did not record a provision or benefit for income taxes for the three months ended March 31, 2013 or 2012.

Nine Months Ended March 31, 2013 Compared to Nine Months Ended March 31, 2012

Bookings.

Bookings for the nine months ended March 31, 2013 were $11.9 million, of which storage bookings were $7.1 million and N2Power bookings were $4.8 million.

Backlog.

At the end of the third quarter, we had a total backlog of $3.4 million, of which we believe $2.7 million is deliverable in the fourth quarter of the fiscal year.

Net Revenues.

Net revenues were $9.8 million for the nine months ended March 31, 2013 compared with $12.8 million for the nine months ended March 31, 2012, a decrease of $3.0 million, or 23.7%.   This was caused by general inventory tightening in the power supply market, the change in revenue recognition for service revenue as we deferred $454,000 of such revenue, and overall decreased revenue attributable to the Partial Tender Offer.

Power Supplies – Net revenues from power supplies were $4.7 million for the nine months ended March 31, 2013 from $6.9 million for the nine months ended March 31, 2012, a decrease of $2.1 million, or 31.0%. This was attributed to decreased demand from the network and telephony market.  We are beginning to see signs of increased demand in this market.  During the nine months, we secured 40 design wins for our power supply products that will drive revenue growth in future quarters.

Storage – Net storage revenues were $5.0 million for the nine months ended March 31, 2013 compared with $5.9 million for the nine months ended March 31, 2012 a decrease of $0.9 million, or 15.1%.  This was primarily due to the deferral of $454,000 of service revenues and the interruption of new equipment bookings resulting from the Partial Tender Offer.

Gross Profit.  Gross profit was $3.1 million  for the nine months ended March 31, 2013 compared with $3.7 million for the nine months ended March 31, 2012.  This was primarily due to the $0.5 million of deferred service revenue as we changed our revenue recognition.  While gross profits were lower, gross margin increased to $31.6% from 29.2% in the period.  Gross profit represents the difference between our net revenues and cost of goods sold. Cost of goods sold consists primarily of material cost, direct and indirect labor costs, manufacturing overhead, freight and packaging costs.

Engineering.  Engineering expenses were $2.3 million for the nine months ended March 31, 2013 compared with $2.0 million for the nine months ended March 31, 2012. The increase of $0.3 million, or 13.4%, was primarily attributed to headcount and recruitment expense, and consulting expenses as we added critical talent to our N2Power engineering force.  Engineering expenses consist of engineering wages and fringes, outside consultant fees, and purchased parts and supplies used in development activities.

Sales and Marketing.  Sales and marketing expenses were $2.2 million for the nine months ended March 31, 2013 compared with $1.4 million for the nine months ended March 31, 2012. The increase of $0.8 million, or 60.4%, was primarily attributed to higher compensation expenses related to the additions to our storage sales force for improved regional coverage of our channel partners, and increased advertising, promotion, trade show attendance and marketing consultant expenses as we expanded our marketing coverage in several areas.  Sales and marketing expenses consist primarily of employee wages and fringes, sales commissions, trade show costs, advertising and travel related expenses.

General and Administrative.  General and administrative expenses include employee wages and fringes and professional service fees. General and administrative expenses increased to $3.2 million for the nine months ended March 31, 2013 from $2.0 million for the nine months ended March 31, 2012. Approximately $0.7 million of this increase is attributable to proxy contest and tender offer costs, as discussed below. The remaining increase of approximately $0.5 million is primarily attributable to an increase in legal, investor relations, and general business insurance expenses, partially offset by a decrease in bad debt expense.

Shareholder Activism Matters. Costs incurred in the first nine months of the fiscal year attributable to the ongoing Potential Proxy Contest, the now-terminated Partial Tender Offer and related activities, including fees of legal counsel, financial advisors and proxy solicitors, totaled approximately $0.7 million.  Due to the inherent uncertainty of the Potential Proxy Contest, we cannot identify the probable or estimable costs that will ultimately be incurred in connection with such matter.  In an effort to resolve these matters, and dramatically reduce related costs, we have approached the BKF Group in an effort to settle these matters and avoid further costs and distractions of these activities.

Restructuring Expense.  In the first nine months of fiscal 2013, the Company incurred $2.3 million of restructuring charges as it evaluated production capacity, revenue and facility size, and determined that a reduction in facility size and personnel to fit the outsourced production requirements was needed in the storage segment.  This resulted in a significant reduction in total square footage and facility restructuring charges of approximately $1.4 million. applied to the remaining contractual lease payments from October 2012 through December 2015 on the vacated portion of the facility.  One-time severance costs of approximately $0.7 million were incurred and partially paid in the first nine months of fiscal 2013 within the storage segment.

Other Income (Expense).  Other income (expense) netted to $(21,000), and included $94,000 related to the settlement of litigation partially offset by investment and other income of $73,000 for the nine months ended March 31, 2013 compared to $133,000 of investment and other income for the nine months ended March 31, 2012.

[LIQUIDITY AND CAPITAL RESOURCES - Excerpt]

As of March 31, 2013, we had $0.8 million in cash and cash equivalents and $15.9 million in marketable securities. The decrease in cash from June 30, 2012 consisted of approximately $0.4 million for proxy contest related expenses, $1.0 million in cash payments related to restructuring expenses, and the balance to support the operating losses.

[Risk Factor Related To Possible Proxy Contest]

Future proxy contests could be disruptive and costly and the possibility that activist shareholders may wage proxy contests or gain representation on or control of our Board of Directors could cause uncertainty about the direction of our business.

Shareholders of the Company may from time to time engage in proxy solicitations, advance shareholder proposals or otherwise attempt to effect changes or acquire control over the Company. Campaigns by shareholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company.

We received a notice, sent on January 17, 2013, from BKF Capital Group, Inc., an entity controlled by Steven N. Bronson (“BKF”) that indicates BKF’s intention to nominate six candidates for election to our board of directors at our 2013 annual meeting of shareholders. In 2012, BKF and its controlling shareholder, Mr. Bronson, engaged in an unsuccessful proxy contest to remove all the members of our Board at a special meeting of shareholders and replace such members with their own nominees. If a proxy contest involving BKF ensues, or if we become engaged in a proxy contest with another activist shareholder in the future, our business could be adversely affected because:

•
responding to proxy contests and other actions by activist shareholders can disrupt our operations, be costly and time-consuming, and divert the attention of our Board and senior management from the pursuit of business strategies, which could adversely affect the Company's results of operations and financial condition;

•
perceived uncertainties as to our future direction as a result of a proxy contest seeking control of the Company may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and

•	if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our shareholders.